Exhibit 10.1

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equisolve INSPIRING INVESTOR CONFIDENCE

IR Website
Proposal
Managed and Hosted Solution

Prepared for
Seen On Screen TVs Inc.
Antoine Jarjour

Prepared by
Martin Ryam
10/14/2013

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Table of Contents

Executive Summary ………………………………………………………………………………………………… 3

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Executive Summary

Seen On Screen TV Inc. Needs
SONT needs an online investor relations platform that optimally serves the needs of both the Company and its investors.

From the investors' perspective, this means it:
•    Provides easy access to all current information about the Company and its stock, in the format the investor prefers.
•    Allows investors to easily contact the Company to request additional information, direct contact from an IR professional, or to sign up for regular communication from the Company.

From the Company's perspective, this means it:
•    Accurately portrays the Company's current business, mission and strategy, brand, corporate culture, and other information relevant to investor.
•    Integrates seamlessly with the look-and-feel of the Company's website.
•    Serves the needs of current and prospective investors, the financial press, and those involved in financing the Company.
•    Always reflects the most current information about the Company and its shares.
•    Allows the Company to easily update any outdated information.
•    Manages investor lists and requests for information, so that no investor request goes unanswered.
•    Ideally, it accomplishes all of this without burdening the Company's IRO or CFO.

Equisolve has invested millions in the development of an online investor relations platform that fulfills these needs for both investors and the Company.  Furthermore, our unique internal systems ensure that our specialists address each and every update need within minutes of its existence - typically before our clients are even aware that the need exists.
Joshua Wert, COO Ante5 Oil & Gas

Key Benefits of the Equisolve Platform
Public Companies should expect the following key benefits from their Equisolve IR website:

•	Shareholder Acquisition and Retention. To optimize the degree to which a Company's IR website can help drive new shareholders and retain current ones, it must provide the following:
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Information.  Always-current and always-available information pertaining to the: business and vision; key team members and advisors; SEC filings; share price and share volume and price history; upcoming and past investor meetings, conference calls, and conference appearances; current and archived annual reports, investor presentations, conference calls, press releases, and other items.  The process of keeping all of this

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current at all times can be quite challenging, especially to busy IROs and CFOs who often find they have many "crunch time" priorities in addition to IR website updating and maintenance.
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Current and Prospective Shareholder Outreach. Keeping current shareholders and acquiring new ones doesn't mean just having an informative website.  It also means communicating directly with interested parties when something of interest occurs.  The IR website solution must give the Company the ability to do this by: allowing the IRO or CFO to manage shareholder and prospective shareholder lists; initiating personalized communications based on each individual's communications preferences; receiving and acting on all investors requests for information or personal contact.

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Compliance.  As a public company, best practices dictate that a series of steps be taken in real time based on the occurrence of many types of events, such as: a change in management or governance; the scheduling of an upcoming conference call or investor conference; and the filing of certain types of SEC documents. When the Company understands and complies with all legal disclosure and communication requirements, it can be sure that its liabilities have been minimized and that its compliance level is perfect.

Conclusion.  The process of being a public company is complex and time-consuming. Many companies find it difficult to consistently do what needs to be done to maximize the value of the IR website and the value of third-party or internal shareholder building and outreach programs.  However, having a best-ofbreed, fully-managed solution can help a great deal.  It can help maximize the value of all investor-focused efforts while simultaneously reducing or minimizing the burden such efforts place on busy executives.

Equisolve IR Website Solution
At Equisolve, we understand the difference between a good system and a good solution. A good system can be used by "system managers" to accomplish a result, whereas a good solution simply accomplishes that result.  Over the years, we have learned that the best way to help our clients is to provide a solution rather than just a system. Our solution is based on a great system, but it also includes the ongoing efforts of our highly trained system management team. The net effect of this is that our clients gain the ability to use our system to do whatever needs to be done, but usually find that we have already done it by the time they are even aware of the issue. We do not believe the value of this can be overstated.
John C. Francis, VP Investor Relations Blue Earth. lnc.

System Overview
The excellence of the Equisolve IR system reflects a combination of IR expertise, custom-built IR applications, best-in-class website design and integration, and world-class technology infrastructure.  Key elements of our system include:

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•	A hosting infrastructure with 42 locations in 16 countries. This gives us the best uptime and fastest page-load times in the business.
•	A website management system that embodies contact management, content management, and social media in a single platform.
•	An investor-facing website that is easy to navigate and feature-rich, ensuring that you always make a good impression with members of the investment community.

In addition, we provide ongoing  operation of this system, so that you can worry  about  the more important things, while being able to rest assured that your IR website is always up to date and reflective of the most current information available.

IR Website Design
With Equisolve, your IR website design has no limits.  Because we have created hundreds of IR websites, we have developed a set of best practices that drive all of our new clients' designs.  Our experience means we can quickly  learn about your company's  needs and attributes, and produce a unique  website that accurately  reflects  your corporate brand and positioning while completely serving the information and communication needs of your current and prospective investors. Our system allows for unlimited customization and design of all pages and system generated communications, giving you complete flexibility in terms of what investors see on your website and receive from you in terms of ongoing communications.

Ongoing Management
A successful online presence requires flexibility and a solid plan to keep website content up-to-date.  At Equisolve, we use an event-driven approach to assure that our clients' IR websites are updated regularly. Powered by our proprietary content management system, our clients' press releases and filings trigger an event that initiates updates throughout their website, as noted below. Furthermore, we schedule regular reviews to determine the need for changes to the website's look and feel, the graphics, or your investor messaging.

Because your company is constantly evolving, your IR website needs to be up to date at all times.  Our system allows for unlimited updates, additions, and design changes, either through our client services professionals at no additional charge, or directly through our CMS that you can access, 24/7.  This frees you from the limitations of a static IR website, and means you will no longer need to wait for updates and changes- all at no incremental cost to you.

Automation
Many of the IR website updates we do are fully-automated, and take place within seconds of the triggering event.  Some examples of this automation:

•	Press releases are posted to the website, Facebook and Twitter, and distributed by email to subscribers according to their preferences automatically.

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•	Press release notifications are pushed instantly to every page and every visitor on the IR website.

•	SEC filings, XBRL, Insider Section 16 filings, and financials are posted as they occur.

•	Stock information data-- quotes, charts, historical- are updated constantly, and are available to all users on demand with a 20-minute data delay.

•	Financial tear sheet (Adobe format) is automatically updated daily after the close of market.

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A ticket is opened on your behalf each time your company issues a press release or SEC filing, and is assigned to a representative who will read the information and then make the necessary updates to the site.

•	A daily summary of the previous day's activities, including all new registered visitors and their comments, is emailed to your team early each morning.

Managed Service
Within seconds of a filing or press release crossing the wire, a ticket is opened in our tracking system on your behalf, which initiates the corresponding changes to your IR website.  Our highly specialized staff of investor relations professionals reads all client news releases, filings, and media alerts and makes the needed updates to ensure your website, social media, and IR communications are accurate and updated in a timely manner.  The items we update include:

•	IR Calendar of upcoming events, conference calls, investor presentations, CEO interviews, and other events and media coverage.

•	Post media alerts to your IR website and mail to your subscriber base when applicable. Financial data based on your 10-K and 10-Q.

•	Management Team, Board of Directors, and Advisory Board.

•	Presentations, profiles, fact sheet, audio files and corporate videos are hosted and kept current. Contact information, such as, IR contacts, transfer agent, auditors and SEC lawyers.

•	Frequently Asked Questions (FAQs), with edits and additions as required.

•	General website content such as images and information for new products, equipment, facilities and other information relevant to the investor.

Content Management System (CMS)
Equisolve has developed a proprietary CMS specificity for the management of IR websites. You will have 24/7 access to this robust system via a secure SSL connection. The CMS is intuitive and easy to use, from drag-and-drop pages and files through intelligent defaults, and you can easily make updates and

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additions in seconds.  While all our clients have access to the CMS, many find they rarely need to use it. Once you become accustomed to our proactive service, you to will learn to trust Equisolve to get the job done without interrupting your day.

Seen On Screen TV Inc. IR Website Navigation
Your IR website is customized to match your existing website in every aspect including the top navigation, drop down navigation, side navigation, page title and bread crumbs. We use your style sheets (.css) files and graphic/branding elements to ensure that the integration is seamless and invisible to all website visitors.  Our overall navigation structure looks like this:

oIR Overview
oNews I Events
• Press Releases
• In The News	Boyan Goumnerov M.D., COO FluoroPharma Medical Inc.
• IR Calendar
• Presentations
• Email Alerts
oCompany Info
• Profile
• Management Team
• IR Contacts
• FAQ
oStock Info
• Detailed Quote
• Charts
• Historical Data
oFinancial Info
• Financials
• Quarterly Results	Nam H. Nguyen Quick-Med Technologies, Inc
• Annual Reports
• Conference Calls
oCorporate Governance
• Board of Directors
• Committee Charters
• Committee
• Compositions
oSEC Filings
• All SEC Filings
• Insider Summary

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Our Service - Managing The System
The key differentiator between Equisolve and any other IR Website provider is our full service, proactive approach to managing the IR website and to making sure everything is always current and accurate. We assign each client a dedicated support representative who is present to handle your every request as if they work directly for you.  We write a customized client service manual for each of our clients identifying all categories of events, such as press releases and filings, and the corresponding changes to be made throughout your IR website as these events occur. Each filing or press release automatically opens a ticket on your behalf in our ticketing system and assigns it to your dedicated representative, who reads it and then goes to work making the needed changes throughout your IR website.  We do all this without you even needing to ask.

Client Services

How to access clients services	Judy Keating 3Dlcon Corporation
• http://clients.equisolve.com
• help@equsisolve.com
• 954 390 6060 option #2

Hours
•	Monday- Friday 8:00AM - 8:00 PM Eastern
•            Saturday & Sunday Email support.
•            On-call staff for emergencies outside business hours.

Service Level
•            99.99% uptime.
•            4 hours maximum once a ticket is open.
•            Average ticket has been closed in 36 minutes time over past 6 months.

Escalation Process
•            At 1hour elapsed time, the ticket is assigned to the next open representative.
•            If your client service call is not answered on the second ring, it rings every person in the company.

Technology Infrastructure
At Equisolve, we measure speed in milliseconds and lead our industry in uptime. Our infrastructure is optimized from DNS to our content distribution network locations around the world, but this is only the beginning of why we have the industry's fastest IR Websites.  We optimize and validate every line of code, reduce round-trip requests through Javascript grouping, minification, and compression, and use caching of common website assets at the browser level. Our DNS and content distribution servers use AnyCast technology to route  requests to server located closest to each visitor  based on their IP location,

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minimizing website load time from any location in the world. Our system dynamically allocates resources without human intervention to meet changing network traffic patterns, ensuring that those accessing your site always have the optimal Web experience. When it comes to uptime, we lead the industry, with over 99.99% as verified by a third party.  We have stringent security policies to control access to our CMS, email and telephone requests, and internal access control. You can have peace-ofmind knowing that a copy of your IR Website can be restored to a requested date to satisfy any regulatory or civil inquiry.

•Servers - 42 server locations in 16 countries around the world provide nearly instantaneous page loading from anywhere around the globe.	Tim Ransom. EVP Marketing Madison Ave. Media
•Scalability - Our content distribution network allocates resources dynamically to meet changing traffic patterns.
•Reliability - Multiple redundant servers keep your site online, guaranteeing 99.99% uptime.
•Backups - In addition to traditional backups, our system can restore a copy of your entire website to any date.
•Security - Industry-leading encryption, strong access control policies, and SAS 70 TYPE II audited data centers.

Monitoring & Testing
All servers are monitored and tested by Equisolve and by independent third parties. Equisolve is notified instantaneously via text and email of any outage or increase in latency 24/7.  Our third party service providers test our servers for uptime and latency every minute. IR websites are speed tested every 20 minutes by a third party, Keynote (NASDAQ: KEYN), from 6 locations around the world.

Implementation

Integration
The new IR website will integrate seamlessly into your website using a sub-domain investors.seenonscreentv.com or ir.seenonscreentv.com

The integration with your existing website is as simple as replacing your existing Investor Relations link in your website navigation area with your new sub-domain. All that is needed is FTP or CMS access to your website and less than 10 minutes of your web team's time.  Alternatively, you can provide Equisolve with FTP or CMS access and we will handle the integration for you.

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Implementation Timeline

Start to finish is about one week, as illustrated in detail below:

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Purchase Order Agreement

Investment

IR Website Set Up Fee...............................................................................................  (FSX) $1000

Monthly Maintenance .......................................................................................... ............................$499
(Optional)  Newswire ..................................(Over 900 Words..$850) ---( Under 900 Words.. $450)

(Optional)  Earnings Calls: Audio Webcast...$549 per....Teleconference $0.28 per minute per line

This pricing is valid for 30 days

Terms
IR Website Set Up Fee - due upon execution of the agreement

Monthly Fee - The monthly fee will begin 7 days after the execution of this agreement.  The first invoice I charge will be prorated based on the remaining days in the month. Regular invoice I charge will be due in advance of each month on the 1st.

Term of the agreement - One year; automatic renewal for one year terms unless canceled 60 days in advance of the expiration of a term.

By signing this agreement, you are also agreeing to our terms of service which are located and can be viewed at (http://www.equisolve.com/site-infor/terms-and-conditions). These terms of service are incorporated into this agreement by this reference as if they were set forth in this agreement in their entirety and are effective as of the date that this agreement is executed.

Contacts & Signatures

Seen On Screen TV Inc. 4017 Colby Ave Everett, WA 98201 Website: www.seenonscreentv.com Exchange/Symbol: OTC - SONT Name: Antoine Jarjour, CEO Email: Antoine@senonscreentv.com Phone: 425 367 4668	Equisolve, LLC 2455 E Sunrise Blvd #1201 Ft. Lauderdale, FL. 33304 954 390 6060 Sales Information Martin Ryan 954 858 8542 martin@equisolve.com	Support Information: help@equisolve.com 954 390 6060 option 2 Billing Information: Julie Anders billing@equisolve.com 954-390-6060 option 113